Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2021, with respect to the consolidated financial statements of Zymeworks Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

October 1, 2021

Vancouver, Canada